Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST INCREASES SIZE AND

REDUCES BORROWING COST OF ITS

REVOLVING CREDIT FACILITY

ANNAPOLIS, MD, October 25, 2012 – Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has amended its credit agreement by (1) increasing the maximum size of the facility, (2) lowering the interest rate spread over LIBOR charged on outstanding borrowings, and (3) extending the initial term. The amended credit agreement increases the maximum amount the Trust may borrow under the secured revolving credit facility from $200.0 million to $250.0 million, and also provides for the possibility of further future increases, up to a maximum of $375.0 million, in accordance with the terms of the amended credit agreement. The $50.0 million increase resulted from $25.0 million commitments provided by two new banks, PNC Bank, N.A. and TD Bank, N.A. The actual amount that the Trust can borrow under the secured revolving credit facility continues to be based on the value of the Trust’s hotels included in the borrowing base, as defined in the amended credit agreement. The interest rate spread over LIBOR for borrowings under the secured revolving credit facility was reduced by 100 basis points to LIBOR, plus 1.75% - 2.75% (the spread over LIBOR based on the Trust’s consolidated leverage ratio). The initial term of the amended credit agreement will now expire in April 2016, but the term may be extended for one year subject to satisfaction of certain customary conditions. The amended credit agreement effected no other significant changes to the financial covenants, including the leverage and coverage ratios and minimum tangible net worth requirement, or other business terms of the secured revolving credit facility, as compared to those in effect prior to the amendment.

“We are very pleased to take advantage of the current low interest rate environment and reduce our borrowing cost under our revolving credit facility by 100 basis points, while at the same time extending the initial term by 18 months,” stated Douglas W. Vicari, Chesapeake Lodging Trust’s Executive Vice President, Chief Financial Officer, and Treasurer. “The additional $50 million of commitments obtained from PNC Bank and TD Bank will provide us greater flexibility as we manage our capital structure through the current lodging cycle.”

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 14 hotels with an aggregate of 4,500 rooms in six states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.